Generex Signs Contract with Chinese Partners Beijing Zhonghua Investment Fund Management Co., LTD and Sinotek-Advocates International Industry Development (Shenzhen) Co., Ltd. to Develop a COVID-19 Vaccine Using Ii-Key Peptide Vaccine Technology

MIRAMAR, FL, March 2, 2020 - Generex Biotechnology Corporation (www.generex.com) (OTCQB:GNBT) (http://www.otcmarkets.com/stock/GNBT/quote) is pleased to announce that the company has signed a contract from the Beijing Zhonghua Investment Fund Management Co., LTD. (an affiliate of China Technology Exchange), and Sinotek-Advocates International Industry Development (Shenzhen) Co., LTD. to develop a COVID-19 vaccine using the Ii-Key peptide vaccine platform of Generex’s majority owned subsidiary NuGenerex immune-Oncology (NGIO). The terms of the contract include an upfront set-aside of $1 million Generex/NGIO’s expenses, a $5 million licensing fee for the Ii-Key technology upon completion of development and testing, payment by the Chinese consortium for all costs and expenses related to the development of a COVID-19 vaccine in China, and a substantial royalty on each dose of vaccine produced. The parties activities under the Agreement, including the clinical trials, are subject to approval under China Technology Import Contract Management Regulations as well as the Chinese version of the FDA.

The Chinese parties will have exclusive rights to use and commercialize the COVID-19 technology and products in China. Upon receipt of the licensing, milestone, and royalty payments under the contract, Generex will contribute the proceeds after tax and expenses to NuGenerex Immuno-Oncology, where the intellectual property for the Ii-Key technology resides.

Generex President & CEO Joseph Moscato is traveling to Beijing tonight to meet our partners and to initiate the collaborative research & clinical development effort with international consortium at an official signing ceremony. Under the terms of the agreement, Generex, through NGIO will generate a series of Ii-Key peptides linked with nCOV-2019 coronavirus epitopes, as predicted by proprietary computer algorithms and deliver them to our partners in China for testing against blood samples from patients who have recovered from COVID-19. This screening program should yield data indicating which Ii-Key-nCOV epitopes are recognized by the human immune system, and therefore are potential peptide vaccine candidates. Once the most reactive peptides are identified, the group plans to manufacture multi-valent Ii-Key peptide vaccines for evaluation in human clinical trials in China. When the optimal vaccine formulation is determined, Generex, through NGIO intends to initiate the requisite clinical trials of the Ii-Key-nCOV peptide vaccine for approval in the United States.

Mr. Moscato said, “Through NuGenerex Immuno-Oncology, Generex has optimized the generation of rapid peptide vaccine development. The Ii-Key technology is built for this rapid response, as indicated by the company’s former name, Antigen Express. This wealth of experience generated over a decade ago has enabled us to develop a standardized protocol for rapid vaccine development, and we are excited to work with our partners in China to develop our Ii-Key platform to combat the COVID-19 epidemic.”

About Generex Biotechnology Corp.

Generex Biotechnology is an integrated healthcare holding company with end-to-end solutions for patient centric care from rapid diagnosis through delivery of personalized therapies. Generex is building a new kind of healthcare company that extends beyond traditional models providing support to physicians in an MSO network, and ongoing relationships with patients to improve the patient experience and access to optimal care.

NuGenerex Immuno-Oncology (formerly Antigen Express), a subsidiary of Generex Biotechnology, is a clinical stage oncology company developing immunotherapeutic peptide vaccines based on the CD-4 T-Cell activation platform, Ii-Key. NuGenerex Immuno-Oncology (NGIO) is being spun out of Generex as a separate, independent public company to advance the platform Ii-Key technology, particularly in combination with the immune checkpoint inhibitors. NGIO is currently engaged in a Phase II clinical trial of its lead cancer immunotherapeutic vaccine AE37 in combination with pembrolizumab (Merck’s Keytruda®) for the treatment of triple negative breast cancer.

Cautionary Note Regarding Forward-Looking Statements

This release and oral statements made from time to time by Generex representatives in respect of the same subject matter may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as "expects," "plan," "believes," "will," "achieve," "anticipate," "would," "should," "subject to" or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing potential product applications, potential collaborations, product development activities, clinical studies, regulatory submissions and approvals, and similar operating matters. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by Generex with the Securities and Exchange Commission, which should be considered together with any forward-looking statement. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. Generex undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Generex claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act.

Generex Contact:

Generex Biotechnology Corporation
Joseph Moscato
646-599-6222

Todd Falls
1-800-391-6755 Extension 222
investor@generex.com